EXHIBIT 10.57

AMENDMENT NO. 1 TO
SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Amendment No. 1 (“Amendment”) to Severance and Change in Control Agreement (“Agreement”) is entered into by and between Weingarten Realty Investors, a Texas real estate investment company (the “Company”) and Stephen Richter (“Executive”). Unless defined in this Amendment, all initial capitalized terms shall have the meanings set forth in the Agreement.

Whereas, Company and Executive entered into the Agreement, dated as of December 31, 2008; and

Whereas, Company and Executive desire to amend the Agreement, effective as of January 1, 2008, to comply with Section 409A of the Code and to effect certain other changes as set forth herein:

Now, therefore, Company and Executive hereby agree as follows, effective January 1, 2008:

1.           Section 2 of the Agreement is hereby amended to be and read as follows:

2.           Termination Following a Change in Control.  The Company shall pay the Severance Benefit to Executive if, during the Severance Period, (i) Executive's employment with the Company is terminated by the Company other than for Cause; (ii) Executive’s employment is terminated due to permanent disability or death; (iii) Executive terminates his employment with the Company (which he shall be entitled to do) due to the:

(a)
failure to elect or reelect or otherwise maintain Executive in the office or the position, or a substantially equivalent office or position, of or with the Company which Executive held immediately prior to a Change in Control, or the removal of Executive as a Trust Manager of the Company (or any successor thereto) if Executive had been a Trust Manager of the Company immediately prior to the Change in Control;

(b)
material diminution in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which Executive held immediately prior to the Change in Control or a material reduction in the Executive's base pay;

(c)
the determination by Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a material negative change in circumstances has occurred following a Change in Control, including without limitation, a material negative change in the scope of the business or other activities for which Executive was responsible immediately prior to the Change in Control, which has rendered Executive substantially unable to carry out, has materially hindered Executive's performance of, or has caused Executive to suffer a substantial material reduction in, any of the authorities, powers, functions, responsibilities, or duties attached to the position held by Executive immediately prior to the Change in Control;

(d)
the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of the Company's business and/or assets have been transferred (directly or by operation of law) assumes all duties and obligations of the Company under this Agreement, so that it is reasonably likely that there will be no material breach of the Agreement by the Company or its successor-in-interest;

(e)
the Company relocates its principal executive offices, or requires Executive to have Executive's principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the Change in Control, or requires Executive to travel away from Executive's office in the course of discharging Executive's responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change in Control without, in either case, Executive's prior written consent; and/or

(f)	without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

The Executive must give notice to the Company of the existence of any of the foregoing conditions within ninety (90) days of the initial existence of the condition, and the Company shall have a period of not less than thirty (30) days to remedy the condition.

Any Severance Benefit due under this Section 2 shall be due and payable within five business days after the occurrence of the event giving rise to the Company's obligation to pay the Severance Benefit.

2.           Section 3(a) of the Agreement is hereby amended, as underlined, to be and read as follows:

(a)           In addition to the Severance Benefit, during the Severance Period, the Company will arrange to provide Executive with Employee Benefits that are welfare benefits (including, but not limited to, medical/dental program, life insurance, etc.  but not share options, share purchase, share appreciation, dividend equivalent rights or similar compensatory benefits) substantially similar to those which Executive was receiving or entitled to receive immediately prior to the Change in Control.  Such one year period will be considered service with the Company for the purpose of determining service credits and benefits due and payable to Executive under the Company's retirement income, supplemental executive retirement, and other benefit plans of the Company applicable to Executive, Executive's dependents, or Executive's beneficiaries immediately prior to the Change in Control.  If and to the extent that any benefit described in this Section 3(a) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company will itself pay or provide for the payment of such Employee Benefits to Executive, and, if applicable, Executive's dependents and beneficiaries; to the extent that such payment is includable in gross income of the Executive, it shall be made no later than the 15th day of the third month following the end of the taxable year in which Executive becomes entitled to such payment.  Without otherwise limiting the purposes or effect of Section 4, Employee Benefits otherwise receivable by Executive pursuant to this Section 3(a) will be reduced to the extent comparable welfare benefits are actually received by Executive from another employer during the Severance Period following Executive's termination date.  The immediately preceding sentence is not intended to modify the provisions of Paragraph 4 of the Agreement.

3.           Section 5(f)(D) of the Agreement is hereby amended, as underlined, to be and read as follows:

(D)
permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Section 5(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that Executive may participate therein at Executive's own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive will prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company may determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will pay an amount to Executive equal to the tax claimed and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such payment; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount.  The Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

4.           Section 5(g) of the Agreement is hereby amended, as underlined, to be and read as follows:

(g)           If, after the receipt by Executive of an amount paid by the Company pursuant to Section 5(f), Executive receives any refund with respect to such claim, Executive will (subject to the Company's complying with the requirements of Section 5(f)) pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto) within 30 calendar days after such receipt and the Company's  satisfaction of all accrued obligations under this Agreement.  If, after the receipt by Executive of any amount paid by the Company pursuant to Section 5(f), a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such determination prior to the expiration of 30 calendar days after such determination, the amount of any such payment will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to Executive pursuant to this Section 5.

5.           Section 6 of the Agreement is hereby amended, as underlined, to be and read as follows:

6.           Legal Fees and Expenses; Security.  It is the intent of the Company that Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights to compensation upon a Change in Control by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder.  Accordingly, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare the agreement to pay Executive compensation upon a Change in Control void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive the benefits provided or intended to be provided to Executive hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereinafter provided, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Company Manager, officer, shareholder, or other person affiliated with the Company, in any jurisdiction.  Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship will exist between Executive and such counsel.  Without regard to whether Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by Executive in connection with any of the foregoing, provided such fees and expenses are incurred no later than the last day of Executive’s second taxable year following the taxable year in which Executive separated from service and the payment is made to Executive no later than the last day of Executive’s third taxable year following the taxable year in which Executive separated from service.

This Amendment may be executed in identical counterparts, which when taken together shall constitute one and the same instrument. A counterpart transmitted by facsimile or electronic mail shall be deemed an original for all purposes.

In Witness Whereof, the parties have executed this Amendment as of the dates indicated below:

WEINGARTEN REALTY INVESTORS
By:	/s/ Andrew Alexander
Date:	December 31, 2008

EXECUTIVE / Stephen Richter
By:	/s/ Stephen Richter
Date:	December 31, 2008